Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2011 RESULTS

Easley, SC – (MARKET WIRE) – March 26, 2012 – Computer Software Innovations, Inc. (OTCBB: CSWI.OB), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the fourth quarter and full year ended December 31, 2011.

Financial Highlights:

•	Revenues of $55.1 million for the 2011 fiscal year, an increase of $2.4 million or 5% over 2010;

•	Gross Profit of $10.7 million for the 2011 fiscal year, flat compared to 2010;

•	Operating Income of $0.4 million for the 2011 fiscal year, a decrease of $0.7 million or 65% below 2010;

•	Net Income of $0.2 million for the 2011 fiscal year, a decrease of $0.3 million or 46% below 2010.

Financial Results – Fourth Quarter 2011:

CSI posted revenues for the fourth quarter of 2011 of approximately $14.2 million, an increase of $2.8 million or 25% over the fourth quarter of 2010. The increase was due to a $0.3 million or 10% increase in our Financial Management Applications Segment primarily from increased support revenues, a $0.1 million or 21% increase in our Cloud Services Segment from increased Cloud Email and VoIP solutions revenues, and a $2.5 million or 31% increase in our Technology Solutions Segment from increased interactive classroom and infrastructure product and related services revenues.

CSI’s gross profit for the fourth quarter of 2011 was approximately $2.6 million, an increase of $0.3 million or 13% over the fourth quarter of 2010. The increase was driven by an increase in gross profit of $0.6 million or 52% in our Technology Solutions Segment from increased sales, partially offset by a decrease of $0.1 million in our Financial Management Applications Segment from increased development costs, and a $0.2 million decrease in our Cloud Services Segment from increased costs related to the start-up of Cloud VoIP.

CSI’s operating loss for the fourth quarter of 2011 was approximately $(0.1) million, an increase in operating loss of less than $(0.1) million or 131% over the fourth quarter of 2010.

CSI posted a net loss for the fourth quarter of 2011 of approximately $(0.2) million, an increase in the net loss of $(0.1) million or 192% over the fourth quarter of 2011. Due to the seasonality of CSI’s business, the fourth and first quarters are traditionally the lowest performing quarters in its fiscal year.

EBITDA, or earnings before interest, income taxes, depreciation and amortization for the fourth quarter of 2011 was approximately $0.6 million, flat compared to the fourth quarter of 2010. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure Net Income which follows.)

Financial Results – Fiscal Year 2011:

CSI posted revenues of approximately $55.1 million for the 2011 fiscal year, an increase of $2.4 million or 5% over the 2010 fiscal year. The increase was driven by a $2.1 million or 6% increase in our Technology Solutions Segment from increased infrastructure product and services revenues, a $0.2 million or 23% increase in our Cloud Services Segment from increased Cloud Email and VoIP solutions revenues and a slight increase in our Financial Management Applications Segment from increased support revenues.

CSI’s gross profit for the 2011 fiscal year was approximately $10.7 million, a slight decrease (0.3%) compared to the prior year. By segment, there was a gross profit increase of $1.2 million for the Technology Solutions Segment from increased sales, offset by a decrease of $0.6 million in the Financial Management Applications Segment from increased development costs and a $0.6 million decrease in the Cloud Services Segments from Cloud VoIP start-up costs.

CSI’s operating income for the 2011 fiscal year was approximately $0.4 million, a decrease of $0.7 million or 65% below the 2010 fiscal year. The decrease was driven by a $0.7 million increase in operating expenses related to increased selling costs within the Technology Solutions Segment and increased operational compliance costs related to the Cloud Services Segment.

Net income for the 2011 fiscal year was approximately $0.2 million or $0.04 per basic share and $0.02 per diluted share, as compared to net income of approximately $0.5 million, or $0.07 per basic share and $0.03 per diluted share for the 2010 fiscal year.

EBITDA, or earnings before interest, income taxes, depreciation and amortization for the 2011 fiscal year was approximately $2.7 million, a decrease of $0.7 million or 21% below the 2010 fiscal year. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure Net Income which follows.)

“I am pleased that CSI was able to remain profitable in 2011 and we are in an excellent position to grow our business in 2012,” stated Nancy Hedrick, CEO. “Both our Technology Solutions and Financial Management Applications segments did well in 2011 and are off to strong starts in 2012. Our newest segment, Cloud Services, made headway in 2011 with the launch of our hosted voice in addition to hosted email and we expect continued revenue growth in this segment in 2012.”

Conference Call Reminder for Today

The Company will host a conference call today, Monday, March 26, 2012 at 4:15 pm Eastern Time to discuss the Company’s financial and operational results for year ended December 31, 2011.

Date: Monday, March 26, 2012

Time: 4:15 p.m. (EDT)

Dial-in Number: 1-877-941-1427

International Dial-in Number: 1-480-629-9664

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. A replay of the conference call will be available approximately three hours after the completion of the call for 30 days, until April 26, 2012. To listen to the replay, dial 1-877-870-5176 if calling within the U.S., 1-858-384-5517 if calling internationally and enter the pass code 4524398

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until April 26, 2012 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. CSI software solutions have established the Company as a major software provider in the southeast education market including through its award winning financial management solutions for the education and local government market sectors. CSI’s Version3 products, which include identity and access management and cloud-based communication and collaboration solutions, expand CSI’s presence throughout the US. The CSI Cloud Services provides the education community with enterprise class, hosted voice, hosted email and hosted web solutions.

The CSI 21st Century Connected School solution has established the Company as a major technology provider to the southeast education market. CSI 21st Century Connected School is a seamless integration of instruction, collaboration, and network solutions. CSI financial management applications and the 21st Century Connected School solutions have been a significant factor in nearly doubling company revenue in the past four years to over $50 million and increasing education revenue contribution to approximately 90% of total revenue.

The CSI solution portfolio encompasses proprietary financial management software specialized for the public sector, lesson planning and identity and access management software, cloud-based communication and collaboration solutions, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and managed services, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Financial Tables to Follow

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010
REVENUES
Financial Management Applications Segment	$3,505	$3,180	$13,689	$13,652
Cloud Services Segment	310	256	1,176	954
Technology Solutions Segment	10,400	7,946	40,187	38,067

Net sales and service revenue	14,215	11,382	55,052	52,673

COST OF SALES
Financial Management Applications Segment
Cost of sales, excluding depreciation, amortization and capitalization	2,271	1,932	8,324	7,566
Depreciation	34	30	120	117
Amortization of capitalized software costs	310	341	1,097	1,184
Capitalization of software costs	(293)	(361)	(1,207)	(1,144)

Total Financial Management Applications Segment cost of sales	2,322	1,942	8,334	7,723

Cloud Services Segment
Cost of sales, excluding depreciation, amortization and capitalization	715	385	2,561	1,802
Depreciation	80	24	260	63
Amortization of capitalized software costs	115	82	367	324
Capitalization of software costs	(221)	(126)	(743)	(613)

Total Cloud Services Segment cost of sales	689	365	2,445	1,576

Technology Solutions Segment
Cost of sales, excluding depreciation	8,533	6,709	33,468	32,536
Depreciation	26	28	97	103

Total Technology Solutions Segment cost of sales	8,559	6,737	33,565	32,639

Total cost of sales	11,570	9,044	44,344	41,938

Gross profit	2,645	2,338	10,708	10,735

OPERATING EXPENSES
Research and development	21	44	90	166
Selling costs	1,338	1,209	5,101	4,572
Marketing costs	116	131	556	518
Stock based (non-employee wage) compensation	—	(1)	22	48
Professional and legal compliance costs	136	44	522	429
Depreciation and amortization	99	116	407	550
Other general and administrative expenses	1,018	831	3,614	3,327

Total operating expenses	2,728	2,374	10,312	9,610

Operating income	(83)	(36)	396	1,125

OTHER EXPENSE
Interest expense	(55)	(30)	(192)	(231)
Loss on disposal of property and equipment	—	(6)	—	(8)

Total other expense	(55)	(36)	(192)	(239)

Income before income taxes	(138)	(72)	204	886
INCOME TAX (BENEFIT) EXPENSE	43	(10)	(39)	433

NET INCOME	$(181)	$(62)	$243	$453

BASIC (LOSS) EARNINGS PER SHARE	$(0.03)	$(0.01)	$0.04	$0.07

DILUTED (LOSS) EARNINGS PER SHARE	$(0.03)	$(0.01)	$0.02	$0.03

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	6,584	6,545	6,570	6,504

– Diluted	6,584	6,545	13,600	13,899

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	December 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$1,578
Accounts receivable, net	10,872	8,681
Inventories	1,568	558
Prepaid expenses	374	159
Taxes receivable	608	284

Total current assets	13,422	11,260

PROPERTY AND EQUIPMENT, net	1,529	1,033
COMPUTER SOFTWARE COSTS, net	3,330	2,844
GOODWILL	2,431	2,431
OTHER INTANGIBLE ASSETS, net	2,156	2,359

Total assets	$22,868	$19,927

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,587	$2,600
Deferred revenue	8,558	8,014
Deferred tax liability, net	990	693
Bank line of credit	1,312	—
Current portion of notes payable	469	456
Current portion of subordinated notes payable to shareholders	67	58

Total current liabilities	14,983	11,821

LONG-TERM DEFERRED TAX LIABILITY, net	206	226
NOTES PAYABLE, less current portion	150	618
SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS, less current portion	696	783

Total liabilities	16,035	13,448

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock - $0.001 par value; 15,000 shares authorized; 6,740 shares issued and outstanding	7	7
Common stock - $0.001 par value; 40,000 shares authorized; 6,584 and 6,558 shares issued and outstanding, respectively	7	7
Additional paid-in capital	9,369	9,249
Accumulated deficit	(2,457)	(2,700)
Unearned stock compensation	(93)	(84)

Total shareholders’ equity	6,833	6,479

Total liabilities and shareholders’ equity	$22,868	$19,927

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Amounts in Thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2009	$6	$7	$9,075	$(3,153)	$(28)	$5,907

Issuance of common stocks	1	—	52	—	—	53
Issuance of stock options	—	—	129	—	(129)	—
Exercise of stock options	—	—	5	—	—	5
Forfeiture of stock options	—	—	(12)	—	12	—
Stock based compensation	—	—	—	—	61	61
Net income for the year ended December 31, 2010	—	—	—	453	—	453

Balances at December 31, 2010	$7	$7	$9,249	$(2,700)	$(84)	$6,479

Issuance of common stocks	—	—	22	—	—	22
Issuance of stock options	—	—	102	—	(102)	—
Forfeiture of stock options	—	—	(4)	—	4	—
Stock based compensation	—	—	—	—	89	89
Net income for the year ended December 31, 2011	—	—	—	243	—	243

Balances at December 31, 2011	$7	$7	$9,369	$(2,457)	$(93)	$6,833

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)	For the Years Ended December 31,
	2011	2010
OPERATING ACTIVITIES
Net income	$243	$453
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,348	2,341
Stock compensation expense	111	113
Deferred income taxes	277	330
Loss on disposal of property and equipment	—	8
Changes in deferred and accrued amounts
Accounts receivable	(2,191)	(1,094)
Inventories	(1,010)	2,070
Prepaid expenses and other assets	(215)	(19)
Accounts payable	987	371
Deferred revenue	544	224
Income tax receivable	(324)	(252)

Net cash provided by operating activities	770	4,545

INVESTING ACTIVITIES
Purchases of property and equipment	(1,177)	(854)
Capitalization of computer software	(1,950)	(1,779)

Net cash used for investing activities	(3,127)	(2,633)

FINANCING ACTIVITIES
Net borrowings under line of credit	1,312	—
Borrowings under notes payable	—	1,000
Repayments of notes payable	(533)	(1,339)
Proceeds from exercise of stock options	—	5

Net cash provided by (used for) financing activities	779	(334)

Net change in cash and cash equivalents	(1,578)	1,578
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,578	—

CASH AND CASH EQUIVALENTS, END OF YEAR	$—	$1,578

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$195	$243
Income taxes	$8	$354

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA” or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted EBITDA is provided below:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010
Reconciliation of net income per GAAP to EBITDA and Adjusted EBITDA:
Net (loss) income per GAAP	$(181)	$(62)	$243	$453
Adjustments:
Income tax (benefit) expense	43	(10)	(39)	433
Interest expense, net	55	30	192	231
Depreciation and amortization of property, equipment, and intangible assets (excluding software development costs)	239	198	884	833
Amortization of software development costs	425	423	1,464	1,508

EBITDA	581	579	2,744	3,458

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	—	(1)	22	48

Adjusted EBITDA	$581	$578	$2,766	$3,506

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contacts:

Company Contact: David Dechant

Computer Software Innovations, Inc.

(864) 855-3900

ddechant@csioutfitters.com